Exhibit (a)(1)(v)

FORM OF LETTER TO BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES, RETIREMENT PLAN TRUSTEES AND OTHER NOMINEES REGARDING THE REPURCHASE OFFER BY

ACP Strategic Opportunities Fund II, LLC

TO REPURCHASE UP TO 25% OF ITS
UNITS OF BENEFICIAL INTEREST (“UNITS”) AT THEIR NET ASSET VALUE PER SHARE ON MARCH 31, 2013

To:   Brokers, Dealers, Commercial Banks, Trust Companies, Retirement Plan Trustees and Other Nominees (“Financial Intermediaries”):

We are enclosing the material listed below relating to the offer by ACP Strategic Opportunities Fund II, LLC (the “Master Fund”), to its investors (the “Investors”) to repurchase up to twenty-five percent (25%) of the Master Fund’s units of beneficial interest (the “Units”) issued and outstanding as of February 28, 2013 as are properly tendered and not withdrawn on the Expiration Date.  The Master Fund is a Delaware limited liability company, registered under the Investment Company Act of 1940, as amended, as a closed-end, non-diversified management investment company.

THE REPURCHASE OFFER EXPIRES AT 12:00 MIDNIGHT EASTERN TIME ON THE EXPIRATION DATE, UNLESS EXTENDED.

The Purchase Price to be paid is an amount equal to the net asset value of the tendered Units of the Master Fund as of the close of the regular trading session of the New York Stock Exchange on March 31, 2013.  An Investor may expect to receive the Repurchase Price for every Unit tendered and accepted, in cash, without interest.  The Units will be repurchased subject to the terms and conditions set forth in the Offer to Purchase and the related Letter of Transmittal, which as amended or supplemented from time to time constitute the Repurchase Offer (“Repurchase Offer”).

The following documents are enclosed:

(1) Offer to Purchase dated January 1, 2013;
(2) Letter of Transmittal; and
(3) Instructions Form

Please be advised that participation in the Repurchase Offer requires submission of the Instructions Form.  All Financial Intermediaries are requested to submit account information on behalf of their clients who choose to participate in the Repurchase Offer.  If a client instructs you by telephone to present Units for repurchase, please record the telephone conversation (in accordance with applicable law).

No fees or commissions will be payable to brokers, dealers or other persons under the terms of the Repurchase Offer, although redeeming Investors may be obligated to pay a processing fee to their Financial Intermediary for assistance in transmitting a repurchase request.

The Repurchase Offer is not being made to (nor will repurchase requests be accepted from or on behalf of) Investors residing in any jurisdiction in which the making of the Repurchase Offer or its acceptance would not be in compliance with the laws of such jurisdiction.  To the extent that the securities laws of any jurisdiction would require the Repurchase Offer to be made by a licensed broker or dealer, the Repurchase Offer shall be deemed to be made on the Master Fund’s behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

NONE OF THE MASTER FUND, ITS BOARD OF DIRECTORS, PINNACLE FUND ADMINISTRATION OR THE INVESTMENT MANAGER TO THE MASTER FUND IS MAKING ANY RECOMMENDATION TO ANY INVESTOR WHETHER TO SUBMIT UNITS FOR REPURCHASE OR TO REFRAIN FROM SUBMITTING UNITS FOR REPURCHASE.  THE MASTER FUND HAS BEEN ADVISED THAT NO MEMBER OF THE BOARD OF DIRECTORS, PINNACLE FUND ADMINISTRATION, OFFICER OF THE MASTER FUND, OR THE MASTER FUND’S INVESTMENT MANAGER WILL PARTICIPATE IN THE REPURCHASE OFFER.

Additional copies of the enclosed material may be obtained from Pinnacle Fund Administration, the Master Fund’s Administrator, at appropriate address and telephone numbers set forth in the Letter of Transmittal.  Any questions you have with respect to the Repurchase Offer should be directed to Ascendant Capital Partners, LP at (610) 688-4180.

Very truly yours,

ACP Strategic Opportunities Fund II, LLC

NOTHING CONTAINED IN THIS LETTER OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF EITHER THE MASTER FUND OR PINNACLE FUND ADMINISTRATION OR AUTHORIZE YOU OR ANY OTHER PERSON (A) TO MAKE ANY STATEMENTS WITH RESPECT TO THE REPURCHASE OFFER, OTHER THAN THE STATEMENTS SPECIFICALLY SET FORTH IN THE OFFER OF PURCHASE STATEMENT AND THE LETTER OF TRANSMITTAL, OR (B) TO DISTRIBUTE ANY MATERIAL WITH RESPECT TO THE REPURCHASE OFFER OTHER THAN AS SPECIFICALLY AUTHORIZED.